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                                                                   EXHIBIT 10.44

                              RETENTION BONUS PLAN

      This Retention Bonus Plan as described below has been established in connection with proposed merger of Western Wireless Corporation ("Company") and ALLTEL Corporation (the "Merger") and is effective as of January 10, 2005.

   1. Full-time and part-time employees of the Company and its subsidiaries as of January 10, 2005 and any full-time and part-time employee who received and accepted an offer of employment with the Company prior to January 10, 2005 and in each case who are employed by the Company through the retention bonus payment dates as described herein (hereinafter "Participants") shall be eligible for the Retention Bonus Plan and may be eligible to receive a retention bonus (a "Retention Bonus") subject to the terms and conditions of this Retention Bonus Plan. For the purposes of this Retention Bonus Plan, employment with a subsidiary or affiliate of the Company (including, following the Closing Date, ALLTEL Corporation or one of its subsidiaries) shall be deemed to be employment with the Company.

   2. The Company has established a retention bonus pool with an intended aggregate payout amount of $20 million (the "Retention Pool") to be allocated to the Participants in amounts determined by the Administrator and as described herein. The Retention Pool shall be paid in cash through the regular payroll process. The Retention Pool will have Participants in three employment categories:

         a. Designated key managers ("Key Managers") of the Company will be eligible for a Retention Bonus equal to 3, 6, or 12 times their Monthly Base Salary ("Key Manager Retention Bonus"), as determined by the Administrator. 50% of the Key Manager Retention Bonus will be paid at the next payroll period following the closing date of the Merger (the "Closing Date") and the remaining 50% of the Key Manager Retention Bonus will be paid at the next payroll period following the sixth month anniversary of the Closing Date, subject to the Participant's continued employment through such payment dates. Key Managers shall receive written confirmation of the amount of his or her Key Manager Retention Bonus.

         b. Certain Customer cCare eEmployees as designated by the Administrator will be eligible for a Retention Bonus equal to the greater of $5,000 or 3 times their Monthly Base Salary. 50% of the Retention Bonus will be paid at the next payroll period following the Closing Date and the remaining 50% of the Retention Bonus will be paid at the next payroll period following the sixth month anniversary of the Closing Date, subject in each case to the Participant's continued employment through such payment dates.

         c. The remaining Participants ("Other Participants") will be eligible for a Retention Bonus equal to the greater of $3,000 or 1 times their

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            Monthly Base Salary. 100% of this Retention Bonus will be paid at the next payroll period following the Closing Date, subject to the Participant's continued employment through such date.

  3. A Participant who is a part-time employee has the same rights and is subject to the same terms and conditions under this Retention Bonus Plan as a similarly-situated full-time employee, except the a Participant who is a part-time employee shall be eligible for a Retention Bonus equal to 50% of the Retention Bonus payable to a similarly-situated full-time employee.

  3.4. In the event of the Merger is terminated or abandoned (i) the first Retention Bonus payment due to Key Managers and Designated Customer Care Employees will be paid at the next payroll period following the 1-month anniversary of such termination, and the second Retention Bonus payment (if applicable) will be paid at the next payroll period following the 7-month anniversary of such termination, subject to those Participants' continued employment through such payment dates; and (ii) the Retention Bonus due to Other Participants will be paid at the next payroll period following the 1-month anniversary of such termination or abandonment, subject to the Participant's continued employment through such payment date.

  4.5. INotwithstanding the foregoing requirement for continued employment, in the event a Participant incurs a Qualifying Termination of employment prior to a scheduled Retention Bonus payment date, the unpaid amount of any Retention Bonus for which such Participant is eligible will be paid to such Participant at the next payroll period following the Qualifying Termination. Any portion of the Retention Pool that is forfeited by a Participant may be reallocated by the Administrator to remaining Participants as the Administrator may determine after consultation with ALLTEL Corporation from and after the Closing Date.

  5.6. A Qualifying Termination shall occur upon a Participant's termination by the Company without Cause or by the Participant for Good Reason during the 2-year period immediately following the Closing Date.

7. Definitions:

   6.a. "Cause" shall mean (i) a Participant's gross neglect or willful material breach of the Participant's principal employment responsibilities or duties, (ii) a final judicial adjudication that a Participant is guilty of a felony, (iii) fraudulent conduct as determined by a court of competent jurisdiction in the course of a Participant's employment with the Company or any of its subsidiaries, (iv) the unreasonable refusal by a Participant to perform the responsibilities or duties of the Participant's position in any material respect, or (v) the material breach by a Participant of any other term or condition of the Participant's employment with the Company, including as set forth in sections (i), (iv) and (v) of this paragraph, which continues

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      uncured for a period of thirty (30) days after the Participant receives written notice thereof from the Company.

   7.b. "Good Reason" shall mean, without the Participant's express written consent, (i) failure of the Company to pay, or reduction by the Company of, a Participant's total annual compensation (annual base salary plus Target Bonus), as reflected in the Company's payroll records for the Participant's last pay period immediately prior to the Closing Date; or
      (ii) the relocation of the principal place of a Participant's employment to a location that is more than 50 miles further from the Participant's principal residence than such principal place of employment immediately prior to the Closing Date.

   c. "Monthly Base Salary" shall mean one twelfth (1/12) of the Participant's annual base salary as in effect as of January 10, 2005.

   d. "Target Bonus" means 100% of the Participant's target bonus for the applicable fiscal year. In the case of a Participant on a sales commission plan, it means 100% of the Participant's total annual target commission (the product of the Participant's monthly target commission and 12) for the applicable fiscal year. In either case, if the Qualifying Termination occurs prior to the determination of such Target Bonus for the fiscal year of the Qualifying Termination, such Target Bonus shall be the Target Bonus for the prior fiscal year. Target Bonus shall not include any amounts payable under the Company's 2005 Team Performance Bonus Plan.

8. Participants who (a) voluntarily resign, (b) are terminated for Cause; or (c) resign after being offered a comparable position with the Company (i) at the same location; and (ii) with an annual base salary and Target Bonus, as applicable, the total of which is the same as or higher than that in effect as of immediately prior to the Closing Date will not receive the unpaid portion of any Retention Bonus for which the Participant was otherwise eligible.

9. Any dispute or controversy arising under or in connection with this Retention Bonus Plan shall be settled exclusively by arbitration in Seattle, Washington. Judgment may be entered on the arbitrator's award in any jurisdiction.

10. This Retention Bonus Plan shall be governed by and construed in accordance with the laws of the state of Washington.

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11. This Retention Bonus Plan shall be administered by John Stanton or his designee (the "Administrator"), who shall have discretionary authority with respect to the interpretation and application of the Retention Bonus Plan. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties. The Administrator shall be indemnified for all good faith actions taken in connection with the Retention Bonus Plan, to the fullest extent permitted by applicable law.

12. This Retention Bonus Plan shall be binding upon any successor of the Company, including ALLTEL Corporation.

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